Exhibit 99.1

SLIDE REPORTS SECOND QUARTER 2025 RESULTS

- Gross Premiums Written Increased 25.0% Year-over-Year to $435.4 Million -

- Net Income Grew 30.5% Year-over-Year to $70.1 Million; $0.56 Diluted Earnings Per Share -

- Combined Ratio Improved 250 Basis Points Year-over-Year to 67.4% -

- Completed Initial Public Offering in June 2025 -

Tampa, Florida – August 12, 2025 – Slide Insurance Holdings, Inc. (“Slide” or the “Company”) (Nasdaq: SLDE) today reported results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights

•
Gross premiums written grew 25.0% to $435.4 million, compared to $348.3 million in the prior-year period.
•
Total revenue increased 25.1% to $261.6 million, compared to $209.1 million in the prior-year period.
•
Net income grew 30.5% to $70.1 million, compared to $53.7 million in the prior-year period. Diluted earnings per share for the second quarter of 2025 was $0.56.
•
Loss ratio of 37.4%, compared to 45.9% in the prior-year period.
•
Combined ratio of 67.4%, compared to 69.9% in the prior-year period.

“We delivered another strong quarter, building on our continued success, and we are excited to achieve a major milestone for Slide by successfully completing our initial public offering,” said Bruce Lucas, Chairman and Chief Executive Officer of Slide. “For the quarter, we generated significant year-over-year growth across all of our key metrics. Our underwriting technology continues to outperform, allowing us to generate superior underwriting returns. By leveraging our well-capitalized balance sheet and tech-enabled, data-driven underwriting capabilities, we are well-positioned to continue executing on our long-term growth strategy, while creating long-term value for our shareholders.”

Second Quarter 2025 Operating Results

Gross premiums written were $435.4 million, a 25.0% increase compared to $348.3 million in the prior-year period, driven by the acquisition of additional policies from Citizens, as well as consistent year-over-year renewal rates of existing written policies.

Policies in force as of June 30, 2025 were 348,439, compared to 348,029 as of March 31, 2025 and 275,178 as of June 30, 2024; sequentially, increased policy renewals were offset by lower policies written as a result of the completion of offers under the Farmers renewal rights agreement in February 2025.

Net premiums earned grew 25.1% to $243.9 million, compared to $195.0 million in the prior-year period, driven by the assumption of policies from Citizens and increased renewals of existing policies.

Total revenue of $261.6 million increased 25.1% compared to $209.1 million in the prior-year period, primarily attributable to an increase in net premiums earned due to the assumption of policies from Citizens and increased renewals of existing policies.

Losses and loss adjustment expenses (LAE) incurred, net were $91.4 million (inclusive of catastrophe losses from non-hurricane weather events of $6.1 million), compared to $89.5 million (inclusive of catastrophe losses from non-hurricane weather events of $29.9 million) in the prior-year period. This was primarily due to the year-over-year growth in policies in force. Loss ratio improved 850 basis points to 37.4%, compared to 45.9% in the prior-year period.

Policy acquisition and other underwriting expenses were $32.1 million, compared to $17.8 million in the prior-year period. The increase was primarily attributable to greater policies in force on a year-over-year basis, as well as fewer premiums earned on Citizens policies in their assumption period.

General and administrative expenses were $37.9 million, compared to $26.8 million in the prior-year period, due primarily to the growth in staffing to support the Company’s increased policies in force.

Combined ratio improved 250 basis points to 67.4%, compared to 69.9% in the prior-year period, primarily as a result of increased net premiums earned from increased policies in force and a decrease in catastrophe losses from non-hurricane weather activity.

Net income grew 30.5% to $70.1 million, compared to $53.7 million in the prior-year period. Diluted earnings per share for the second quarter of 2025 was $0.56. Return on equity was 10.0% for the three months ended June 30, 2025, compared to 16.9% in the prior-year period, driven by the growth in equity in the second quarter of 2025 due to retained earnings and proceeds from the Company’s initial public offering in June 2025. For the six months ended June 30, 2025 was 25.0%, compared to 37.3% in the prior-year period.

Key Ratios

In this press release we discuss certain key ratios, described below, which provide useful information about our business and the operational factors underlying our financial performance.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses incurred, net to net premiums earned.

Policy acquisition expense ratio is the ratio, expressed as a percentage, of policy acquisition expenses and other underwriting expenses to net premiums earned.

Expense ratio, expressed as a percentage, is the ratio of policy acquisition and other underwriting expenses, general and administrative expenses, and other operating expense to net premiums earned.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

Webcast and Conference Call

Slide will hold a conference call to discuss financial results today at 5:00 pm Eastern Time. A live webcast of the conference call will be available at ir.slideinsurance.com. The dial-in number for the conference call is (877) 407-9208 (toll-free) or (201) 493-6784 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at ir.slideinsurance.com for one year following the call.

Forward-Looking Statements

Statements in this press release and the Company’s earnings call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “aim,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology and relate, without limitation, to the Company’s beliefs and expectations regarding the Company’s (i). projections of future financial performance, (ii) growth strategies, (iii) business trends, (iv) sustainable, long-term growth, including the drivers of such growth, (v) competitive advantages, (vi) ability to achieve top-line growth and margin expansion and create long-term value for its shareholders, (vi) underwriting profitability, and (viii) capitalization and profitability. These statements are only predictions based on Slide’s current expectations and projections about future events and are not guarantees of actual results, level of activity, performance or achievements. Although Slide believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, there are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from those anticipated in any forward-looking statements, including, among others, our limited operating history; the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic conditions, including declining consumer confidence, inflation, high unemployment and the threat of recession; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; performance of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission.

Any forward-looking statement made by Slide in this press release and the earnings call speak only as of the date on which it is made. Slide undertakes no obligation to update any forward-looking statement, whether as a result of new information, actual results, revised expectations or otherwise, except as may be required by law.

About Slide

Slide is a technology-enabled insurance company that makes it easy for homeowners to choose the right coverage for their unique needs and budgets. Slide's cutting-edge technology leverages artificial intelligence and big data to optimize and streamline every part of the insurance process. Based in Tampa, FL, Slide was founded by Bruce and Shannon Lucas, insurance insiders with a deep understanding of how technology can be applied to achieve better underwriting outcomes. For more information, please visit https://www.slideinsurance.com.

Contacts

Investors

ir@slideinsurance.com

Media

Rachel Carr

Chief Marketing Officer

press@slideinsurance.com

Slide Insurance Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Gross premiums written	$435,384	$348,336	$713,633	$592,964
Change in unearned premiums	(96,726)	(87,769)	(24,084)	(95,036)
Gross premiums earned	338,658	260,567	689,549	497,928
Ceded premiums earned	(94,799)	(65,601)	(179,649)	(114,854)
Net premiums earned	243,859	194,966	509,900	383,074
Net investment income	15,040	12,151	28,848	21,714
Policy fees	2,455	1,971	3,988	2,920
Other income	253	43	464	549
Total revenue	$261,607	$209,131	$543,200	$408,257
Expenses:
Losses and loss adjustment expenses incurred, net	91,369	89,520	175,130	168,541
Policy acquisition and other underwriting expenses	32,096	17,782	60,668	34,862
General and administrative expenses	37,935	26,752	79,314	53,833
Interest expense	895	1,307	1,830	1,587
Depreciation expense	1,117	363	2,262	680
Amortization expense	1,898	1,958	3,792	3,946
Total expenses	$165,310	$137,682	$322,996	$263,449
Net income before income tax expense	96,297	71,449	220,204	144,808
Income tax expense	26,225	17,707	57,629	36,353
Net income	$70,072	$53,742	$162,575	$108,455
Basic income earnings per share	$1.05	$0.96	$2.63	$1.93
Diluted income earnings per share	$0.56	$0.45	$1.30	$0.90

Slide Insurance Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share and par value amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Invested assets:
Fixed-maturity securities, available-for-sale, at estimated fair value (amortized costs: $447,435 and $464,585, respectively and allowance for credit losses: $0 and $0 respectively)	$454,550	$464,966
Other investments, net	4,212	4,548
Total invested assets	$458,762	$469,514
Cash and cash equivalents	936,187	493,409
Restricted cash	648	631
Restricted cash - variable interest entity	478,913	295,802
Accrued interest income	5,786	5,569
Assumed premiums receivable	22,312	10,284
Premiums receivable, net of allowance for credit loss of $1,512 and $1,048, respectively	69,902	47,642
Reinsurance recoverable on paid losses net of allowance for credit loss: $0 and $0, respectively	45,243	—
Reinsurance recoverable on unpaid losses net of allowance for credit loss: $0 and $0, respectively	240,241	341,051
Prepaid reinsurance premiums	432,733	148,288
Deferred tax assets	15,742	17,371
Deferred policy acquisition costs	71,458	65,046
Advanced payments of premium tax liability	1,115	—
Property and equipment, net	12,812	13,578
Right-of-use lease asset, operating	7,701	8,390
Intangibles, net	3,900	7,692
Goodwill	2,603	2,603
Prepaid expenses	7,361	4,192
Other assets	610	865
Total assets	$2,814,029	$1,931,927
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss and loss adjustment expense reserves	$571,812	$595,487
Unearned premiums	720,394	696,310
Commissions payable	11,265	8,254
Advanced recoveries on reinsurance	—	4,844
Deferred revenue	90	90
Reinsurance premiums payable	444,554	70,452
Long-term debt, net	36,280	39,190
Interest rate swap liability	103	117
Income taxes payable	72,638	43,943
Advanced premiums	50,518	12,051
Premium tax liabilities	—	1,206
Accounts payable and accrued expenses	24,357	13,858
Lease liability, operating	8,374	9,063
Other liabilities	5,584	3,903
Total liabilities	$1,945,969	$1,498,768
Shareholders’ equity:
Common Stock (par value $0.01, 1,500,000,000 shares authorized, 125,243,157 and 56,224,168 issued and outstanding at June 30, 2025 and December 31, 2024, respectively)	1,252	562
Preferred stock (par value $0.01, 150,000,000 shares authorized, 0 and 51,374,125 issued and outstanding at June 30, 2025 and December 31, 2024, respectively)	—	514
Additional paid-in capital	389,731	122,607
Accumulated other comprehensive income, net of taxes	5,311	285
Retained earnings	471,766	309,191
Total shareholders’ equity	$868,060	$433,159
Total liabilities and shareholders’ equity	$2,814,029	$1,931,927

Slide Insurance Holdings, Inc.

Supplemental Information

	Three Months Ended June 30, (in thousands)		Six Months Ended June 30, (in thousands)		Year Ended December 31, 2024 (in thousands)
Revenue	2025	2024	2025	2024	2024
Gross premiums written	$435,384	$348,336	$713,633	$592,964	$1,334,864
Policy fees	2,455	1,971	3,988	2,920	6,550
Total revenue	$261,607	$209,131	$543,200	$408,257	$864,814
Net income	$70,072	$53,742	$162,575	$108,455	$201,125
Key Ratios
Loss ratio	37.4%	45.9%	34.3%	44.0%	42.8%
Policy acquisition expense ratio	13.2%	9.1%	11.9%	9.1%	10.8%
Expense ratio	30.0%	24.0%	28.6%	24.3%	29.5%
Combined ratio	67.4%	69.9%	62.9%	68.3%	72.3%
Return on equity	10.0%	16.9%	25.0%	37.3%	60.0%
Policies in Force
Policies in force at beginning of period	348,029	257,405	343,056	211,504	211,504
Citizens residential policies assumed	14,167	15,985	26,240	64,585	135,530
Citizens commercial residential policies assumed	44	—	130	—	444
New residential policies written	5,603	16,084	11,376	23,608	46,397
New commercial residential policies written	41	—	53	—	—
Policy renewal rate	87.9%	88.1%	88.3%	88.2%	85.9%
Policies in force at end of period	348,439	275,178	348,439	275,178	343,056
Average premium per residential policy	3,963	3,991	3,963	3,991	3,924
Average premium per commercial residential policy	110,575	—	110,575	—	97,240

	June 30, 2025 (in thousands)		December 31, 2024 (in thousands)
Total Assets	$	2,814,029	$	1,931,927
Shareholders' Equity		868,060		433,159
Total common and preferred shares outstanding		125,243		107,598